                                                                    EXHIBIT 3.1


                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             SELMER INDUSTRIES INC.


   The name of the corporation is Selmer Industries, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was July 8, 1993, and it was originally incorporated under the name of Selmer Industries, Inc. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware.

   FIRST:  The name of the corporation is Selmer Industries, Inc. (the
"COMPANY").

   SECOND: The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

   THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

   FOURTH: The total number of shares of capital stock that the Company shall have authority to issue is 15,000,000, divided into 5,000,000 shares of Convertible Participating Preferred Stock, par value $0.001 per share ("PREFERRED STOCK"), and 10,000,000 shares of Common Stock, par value $0.001 per share ("COMMON STOCK"). The Company is authorized to issue two classes of Common Stock, designated respectively as Class A Common Stock ("CLASS A COMMON STOCK") and Ordinary Common Stock ("ORDINARY COMMON STOCK"). The total number of shares of Class A Common Stock that the Company shall have authority to issue is 500,000, and the total number of shares of Ordinary Common Stock that the Company shall have authority to issue is 9,500,000.

   FIFTH: The express terms and provisions of the various classes of stock are as follows:

   A. DEFINITIONS. The following terms shall have the following meanings, which meanings shall be equally applicable to the singular and plural forms of such terms:

       "AFFILIATE" means, with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified

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Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement or otherwise.

       "AVAILABLE FUNDS" means the amount, for the purposes of SECTION C.1(d) of paragraph FIFTH hereof, permitted to be paid as dividends on the Preferred Stock under the laws of the State of Delaware.

       "BANKRUPTCY LAW" means title 11 of the U.S. Code or any similar federal or state law for the relief of debtors.

       "BOARD OF DIRECTORS" means the board of directors of the Company.

       "BUSINESS DAY" means any day that is not a Saturday or a Sunday or a public holiday or a day on which banks are required or permitted to close under the laws of the States of California, New York or Indiana.

       "CHANGE IN CONTROL" means any time that the Management Group does not have, either directly or through wholly-owned subsidiaries, both of the following: (i) either (A) the ability to elect a majority of the Board of Directors, or (B) voting control of at least 50.1% of the Voting Stock of the Company; and (ii) ownership of shares of the Class A Common Stock equal to or greater than 80% of the shares of Class A Common Stock that the Management Group owns as of August 15, 1993; PROVIDED, HOWEVER, that any decrease in the number of shares of Class A Common Stock as a result of any sale or other disposition in connection with the death or permanent disability of any individual in the Management Group shall not be deemed a Change in Control for purposes of this CLAUSE (ii) (and any such holder's shares shall be deemed to be held by such holder for purposes of calculating the percentage of Class A Common Stock owned by the Management Group for purposes of this CLAUSE (ii)).

       "CLASS A COMMON STOCK" has the meaning ascribed to such term in paragraph FOURTH hereof.

       "COMMON STOCK" has the meaning ascribed to such term in paragraph FOURTH hereof.

       "CONVERSION RATIO" has the meaning ascribed to such term in SECTION C.4(a) of paragraph FIFTH hereof.

       "COMPANY" has the meaning ascribed to such term in paragraph FIRST hereof.


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       "FAIR MARKET VALUE" means, with respect to the Preferred Stock, the fair market value per share of Preferred Stock, which shall be reasonably determined by the Board of Directors as of a date which is within fifteen days of the date as of which the determination is to be made. In the event that, within five days after any holder of Preferred Stock shall have received notice of the valuation by the Board of Directors, such holder gives the Company notice that such holder disagrees with such valuation, then the fair market value of the Preferred Stock shall be determined by a nationally recognized investment banking firm, at the Company's expense, such firm to be chosen by the holder and the Company. If there shall be a dispute as to the selection of such investment banking firm, such firm shall be appointed by the American Arbitration Association upon application by the Company or the holder. The Company and the holder shall be afforded adequate opportunities to discuss said appraisal with the investment banking firm.

       "JUNIOR SECURITY" means any equity security of any kind which the Company has issued or shall at any time issue or be authorized to issue other than the Preferred Stock.

       "LIQUIDATION VALUE" of any Preferred Share as of any particular date means an amount equal to $4.50.

       "MANAGEMENT GROUP" means Kyle Kirkland and Dana Messina.

       "NASDAQ" has the meaning ascribed to such term in SECTION C.4(f)(3) of paragraph FIFTH hereof.

       "ORDINARY COMMON SHARE" means one share of Ordinary Common Stock.

       "ORDINARY COMMON STOCK" has the meaning ascribed to such term in paragraph FOURTH hereof.

       "ORIGINAL CLASS A HOLDERS" means Dana Messina and Kyle Kirkland.

       "PREEMPTIVE LIMITATION" has the meaning ascribed to such term in SECTION C.5 of paragraph FIFTH hereof.

       "PREFERRED SHARE" has the meaning ascribed to such term in SECTION C of paragraph FIFTH hereof.

       "PREFERRED STOCK" has the meaning ascribed to such term in paragraph FOURTH hereof.

       "SECURITIES ACT" means the Securities Act of 1933, as amended.

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       "SECURITIES PURCHASE AGREEMENT" means the Securities Purchase
Agreement among the Company, Symphony Industries, Inc., a Delaware corporation, as guarantor, and the purchasers listed on Schedule I thereto, as the same may be modified or amended from time to time.

       "SECURITYHOLDERS AGREEMENT" means the Securityholders Agreement among the Company and the holders of the Common Stock, Preferred Stock and Warrants listed on the signature pages thereto, as the same may be modified or amended from time to time.

       "SUBSIDIARY" means any corporation at least a majority of the Voting Stock of which is, at the time as of which any determination is being made, owned by the Company either directly or indirectly through one or more Subsidiaries.

       "VOTING STOCK" means any shares of stock of any corporation having general voting power in electing the board of directors of such corporation (whether or not stock of any other class or classes has or might have voting power by reason of the occurrence of any contingency).

       "WARRANTS" means the Warrants issued by the Company, exercisable into shares of its Ordinary Common Stock.

   B. COMMON STOCK; DIVIDENDS AND DISTRIBUTIONS. Subject to SECTION C.1 of this paragraph, the holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors out of funds legally available therefor, after payment of preferential dividends on the shares of Preferred Stock as set forth below.

   C. PREFERRED STOCK. The designations, rights, preferences, privileges, restrictions and other matters related to the shares of Preferred Stock (which are collectively referred to herein as the "PREFERRED SHARES" and individually as a "PREFERRED SHARE") are as follows:

       1.  DIVIDENDS.

           (a) GENERAL DIVIDEND OBLIGATION. The holders of Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available for such purpose. The Board of Directors shall fix a record date for the determination of holders of Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof. The Company shall not pay dividends on or make any other distribution on Common Stock unless simultaneously therewith dividends are paid, or a distribution is made on the Preferred Stock in an amount such that the holders of Preferred Stock shall be entitled to receive in respect of each share of Preferred Stock an amount equal to the amount of the dividend payable or the distribution made in respect of each share of Common Stock multiplied by the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock.


           (b) DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. If at any time the Company shall pay less than the total amount of dividends then declared on the Preferred Stock, such payment shall be distributed amount the holders of the Preferred Stock in proportion to the respective amounts of unpaid accruals on their Preferred Stock.

           (c) CERTAIN PAYMENTS RESTRICTED. Except as expressly permitted under the Securityholders Agreement, so long as any Preferred Stock shall remain outstanding, no Junior Security of the Company shall be, directly or indirectly, acquired or redeemed by the Company. No dividend shall be declared or paid, nor shall any distribution be made, upon any Junior Security unless
(i) all accrued and unpaid dividends and required distributions upon or redemptions of the Preferred Stock shall have first been paid or satisfied and (ii) the Company shall concurrently with such payment or distribution pay a dividend or make a distribution on each share of Preferred Stock as provided in SECTION C.1(a) of this paragraph FIFTH.

           (d) DIVIDEND PAYABLE FROM CERTAIN FUNDS. Notwithstanding the provisions of SECTIONS C.1(a), (b) AND (c) of this paragraph FIFTH, the Company shall not declare or pay or set apart any amount for payment of the cash portion of the dividends or make any other cash distribution on the Preferred Stock in excess of Available Funds.

       2. LIQUIDATION. Upon any liquidation (complete or partial), dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled, before any distribution or payment is made upon any Junior Security, to be paid out of the assets of the Company available for distribution to its stockholders, an amount in cash equal to the aggregate Liquidation Value of all Preferred Stock outstanding, and the holders of the Preferred Stock shall not be entitled to any further payment. If upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets of the Company to be distributed among the holders of the Preferred Stock shall be insufficient to permit payment to the holders of the Preferred Stock of the amount which they are entitled to be paid as aforesaid, then such assets of the Company shall be distributed to the holders of the Preferred Stock ratably based upon the aggregate Liquidation Value of the Preferred Stock held by them. Upon any such liquidation, dissolution or winding up of the Company, after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining assets of the Company, if any, may be distributed to the holders of any Junior Security of the Company. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the payment and the place where the amounts distributable shall be payable, shall be mailed by certified or registered mail, return receipt requested, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock at the address for such record holder shown on the Company's records. Neither the consolidation or merger of the Company into or with any other corporation or corporations, nor the sale or transfer by the Company of all or any part of its assets, nor the reduction of the capital stock of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of any of the provisions of this SECTION C.2.

       3. REDEMPTIONS. The Company shall neither redeem nor otherwise acquire any Preferred Stock except as expressly authorized herein.

       4.  CONVERSION.

           (a) CONVERSION AT OPTION OF HOLDER; CONVERSION RATIO. Each share of Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for the Preferred Stock, into shares of Ordinary Common Stock based upon an initial conversion ratio of one share of Preferred Stock for one share of Ordinary Common Stock (as adjusted from time to time, the "CONVERSION RATIO").

           (b) CONVERSION AT OPTION OF THE COMPANY. Each share of Preferred Stock shall be convertible, at the option of the Company and without the payment of any additional consideration by the Company, into Ordinary Common Stock at a rate equal to the Conversion Ratio upon the date of the closing of a firm commitment underwritten public offering pursuant to an effective registration statement covering the public offering of shares of Common Stock for the account of the Company with an aggregate offering price, when added to the aggregate offering prices of all past such offerings, of $15,000,000 or more (in the event of such offering, the person(s) entitled to receive the Ordinary Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such offering).

           (c) DIVIDEND REQUIREMENT. Each person who holds of record Preferred Stock immediately prior to a conversion under either SECTION C.4(a) or C.4(b) of this paragraph shall be entitled to all dividends which have been declared but unpaid prior to the time of such conversion. Such dividends shall be paid to all such holders within 30 days of such conversion.

           (d) PROCEDURE. Any Preferred Shares required to be converted into Ordinary Common Stock under SECTION C.4(b) of this paragraph FIFTH shall e automatically deemed to be so converted upon the closing referred to in such section, and, upon written notice of such closing and request from the Company, any holder of such Preferred Shares shall surrender any certificates for shares of Preferred Stock held by such holder. The Company shall, as soon as practicable thereafter, issue and deliver to such holder a certificate or certificates for the number of shares of Ordinary Common Stock to which such holder shall be entitled as set forth in this Restated Certificate of Incorporation.

           In order to exercise the conversion privilege provided in SECTION C.4(a), the holder of any Preferred Shares to be converted shall present and surrender the certificate or certificates representing such shares during usual business hours at the office or agency maintained by the Company for the transfer of the Preferred Shares and shall give written notice to the Company at such office or agency that the holder elects to convert the Preferred Shares represented by such certificate or certificates, to the extent specified in such notice. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for shares of Ordinary Common Stock which shall be issuable on such conversion shall be issued.

           If required by the Company, any certificate for the Preferred Shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder of such shares or his or her duly authorized representative. As promptly as practicable after the receipt of such notice and the surrender of the certificate or certificates representing such Preferred Shares as aforesaid, the Company shall issue and shall deliver at such office or agency to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Ordinary Common Stock issuable upon the conversion of such Preferred Shares in accordance with the provisions of this SECTION C.4 and any fractional interest in respect of a share of Ordinary Common Stock arising upon such conversion shall be settled as provided below. If a certificate for Preferred Shares shall be surrendered for conversion of only a part of the shares represented thereby, the Company shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of Preferred Shares represented by such surrendered certificate which are not being converted. Each conversion of Preferred Shares shall be deemed to have been effected on the date on which such notice shall have been received by the officer or agency maintained by the Company for such purpose and the certificate or certificates representing such Preferred Shares shall have been surrendered (subject to receipt by such office or agency within thirty days thereafter of any required instruments of transfer as aforesaid), and the person or persons in whose name or names any certificate or certificates for shares Ordinary Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares represented thereby; PROVIDED, HOWEVER, that if the transfer books of the Company for Ordinary Common Stock shall be, in the ordinary course of business, closed on said date, the Company shall not be required to issue any shares on such conversion until the date on which such transfer books shall be reopened and such person or persons shall not be deemed to have become the holder or holders of record of such Ordinary Common Shares until the date on which such transfer books shall be reopened, but such conversion shall nevertheless be effected when such transfer books shall be reopened as of the date on which such certificate or certificates representing such shares shall have been surrendered to the Company and any required instruments of transfer and notices have been received by the Company as aforesaid.

           (e) FRACTIONAL INTEREST. If any fractional interest in a share of Ordinary Common Stock would be deliverable upon conversion of any Preferred Share under either SECTION C.4(a) or C.4(b), the Company shall, at its option, either issue fractional shares of Ordinary Common Stock or pay in cash an amount equal to the current Fair Market Value of such fractional interest.

           (f) ANTI-DILUTION. The Conversion Ratio shall be subject to adjustment from time to time as follows:

                (1)  If the Company shall, after the issuance of Preferred
           Stock: (i) subdivide its outstanding shares of Ordinary Common Stock; (ii) combine its outstanding shares of Ordinary Common Stock into a smaller number of shares; or (iii) reclassify its outstanding shares of Ordinary Common Stock, the conversion privilege and the Conversion Ratio in effect immediately prior to such action shall be adjusted so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Ordinary Common Stock of the Company which such Holder would have owned immediately following such action had such share been converted immediately prior thereto. Such adjustment shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

                (2) If the Company shall, after the issuance of its Preferred Stock, issue rights or warrants to all holders of its Ordinary Common Stock currently entitling them to subscribe for or purchase shares of Ordinary Common Stock at a price per share less than the current market price per share (as determined pursuant to CLAUSE (3) below) on the record date referred to below, the Conversion Ratio shall be adjusted so that the same shall equal the ratio determined by multiplying the Conversion Ratio in effect immediately prior to the date of issuance of such rights or warrants by a fraction, the numerator of which shall be the number of shares which the aggregate offering price of such rights and warrants plus the aggregate exercise price, if any, of such rights and warrants would purchase at such current market price, and the denominator of which shall be the number of additional shares of Ordinary
           Common Stock offered for subscription or purchase. Such adjustment shall become effective immediately after the record date of the determination of stockholders entitled to receive such rights or warrants. If all of the shares of Ordinary Common Stock subject to such rights and warrants have not been issued when such rights or warrants expire, then the Conversion Ratio shall promptly be readjusted to the Conversion Ratio which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Ordinary Common Stock issued upon the exercise of such rights or warrants.

                (3) For the purpose of any computation under CLAUSE (2) hereof, the current market price per share of the Ordinary
           Common Stock on any date shall be deemed to be the average of the daily closing prices for the thirty consecutive trading days selected by the Company commencing not more than forty-five days before the day in question. The closing price for each day shall be the last reported sale price regular way or, if no such reported sale takes place on such day, the average of the reported closing "bid" and "asked" quotation regular way per share, in either case on the principal national securities exchange on which the Ordinary Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotation System (the "NASDAQ") or, if not quoted on the NASDAQ, the average of the highest "bid" and lowest "asked" prices as quoted on, in order of preference, the National Quotation Bureau "pink sheets" or quotation sheets of registered market makers or by a similar organization selected from time to time by the Company for such purpose, or if not so available, the fair market price as determined by the Board of Directors (whose determination shall be conclusive) and described in an officers' certificate signed by the chief executive officer of the Company. For purposes of this CLAUSE (3), the term "trading day" shall not include any day on which securities are not traded on such exchange or in such market.

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                (4)  No adjustment in the Conversion Ratio shall be required unless such adjustment would require an increase or decrease of at least one percent in such ratio; PROVIDED, HOWEVER, that any adjustment which by reason of this CLAUSE (4) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this CLAUSE (4) shall be made to the nearest one-hundredth of a share.

                (5) If either of the following shall occur, namely: (i) any consolidation or merger to which the Company is a party, other than a consolidation or a merger in which the Company is the surviving corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value or from no par value to par value, as a result of a subdivision or combination) in, outstanding shares of the Ordinary Common Stock; or (ii) any sale or conveyance to another corporation of the assets of the Company as an entirety or substantially as an entirety; then it shall be a condition to the consummation of such consolidation, merger, sale or conveyance that the Company, or such successor or purchasing corporation, as the case may be, shall execute and deliver an agreement providing that the holder of any Preferred Shares then outstanding shall have the right to convert such shares into the kind and amount of securities or cash or other assets receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Ordinary
           Common Stock issuable upon conversion of such shares immediately prior to such consolidation, merger, sale or conveyance. Such agreement shall provide for adjustment which shall be as nearly equivalent as may be practicable to the adjustments provided for in CLAUSES (1), (2), (3) AND (4) above. The provisions of this CLAUSE (5) shall similarly apply to successive consolidations, mergers, sales or conveyances.

                (6) Upon any conversion of Preferred Stock into shares of Ordinary Common Stock pursuant to this SECTION 4, no adjustment with respect to dividends on the Ordinary Common
           Stock shall be made, and only those dividends shall be payable on shares of Ordinary Common Stock issued upon such conversion as may be declared and may be payable to holders of record of shares of Ordinary Common Stock on or after such conversion date.

                (7) All Preferred Shares or portions thereof surrendered for conversion shall, on the conversion thereof, no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate, except only the right of the holder thereof to receive shares of Ordinary Common Stock in exchange therefor.

                (8) The issuance of certificates for shares of Ordinary Common Stock upon the conversion of Preferred Stock shall be made without charge to the converting holder for any issue tax imposed on the Company in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of stock in a name other than that of the holder of any certificate representing Preferred Stock being converted, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                (9) The Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued stock or its issued stock held in its treasury, or both, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Ordinary Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time such number of shares of Ordinary Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized, but unissued Ordinary Common Stock or otherwise acquire such number of shares as shall be sufficient for such purposes.

               (10)  If, at any time while any Preferred Shares are outstanding:

                     (i) the Company shall declare a dividend (or any other distribution) on its Ordinary Common Stock, other than in cash;

                     (ii) the Company shall authorize the issuance to all holders of its Ordinary Common Stock of rights or warrants to subscribe for or purchase shares of its Ordinary Common Stock or of any other subscription rights or warrants;

                     (iii) the Company shall reclassify the Ordinary Common Stock (other than a subdivision or combination thereof) or enter into an agreement for the consolidation or merger of the Company for which approval or any stockholders of the Company is required, or enter into an agreement for the sale or transfer of all or substantially all of the assets of the Company; or

                     (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

           then, in any such case, the Company shall cause to be filed at the office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be mailed to the registered holders of shares of Preferred Stock, at their last addresses as they shall appear upon the registry books, at least 30 days prior to the applicable record date hereinafter specified, a notice stating: (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Ordinary Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined; or (y) the date on which any such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date of which it is expected that holders of Ordinary Common Stock of record shall be entitled to exchange their Ordinary Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. The failure to give or receive the notice required by this CLAUSE (10) or any defect therein shall not affect the legality or validity of any such dividend, distribution, right or warrant or other action.

           (g) AUTOMATIC CONVERSION OF CLASS A COMMON STOCK. If, at any time, any share of Class A Common Stock shall not be owned by any of the Original Class A Holders or any Affiliate controlled by such Original Class A Holders, such share of Class A Common Stock shall automatically convert to Ordinary Common Stock for one share of Ordinary Common Stock. Any holder of Class A Common Stock required to convert the same into Ordinary Common Stock under this subsection shall, upon written request from the Company, surrender any certificates for shares of Class A Common Stock held by such holder. The Company shall, as soon as practicable thereafter, issue and deliver to such holder a certificate or certificates for the number of shares of Ordinary Common Stock to which such holder shall be entitled as set forth above.

       5. PREEMPTIVE RIGHTS. Holders of Preferred Stock shall have the right to purchase capital stock of the Company, in an amount not to exceed the Preemptive Limitation described below, that is issued by the Company pursuant to future private offerings of equity securities on the same terms and conditions as such stock is proposed to be issued by the Board of Directors. As used herein, the "PREEMPTIVE LIMITATION" shall mean the maximum number of shares that a holder of Preferred Stock may purchase in future private equity offerings by the Company, and is equal to the PRODUCT OF (a) the number of shares of Ordinary Common Stock that such holder would own if all of such holder's shares of Preferred Stock were converted DIVIDED BY the total number of shares of Preferred Stock and Common Stock of the Company on a fully diluted basis, and (b) the number of shares issued by the Company in such future offering. The right of such holders of Preferred Stock to purchase stock of the Company under this SECTION C.5 shall not arise in cases of conversion of the Preferred Stock or upon the exercise of any warrants or options outstanding on the date of the Securities Purchase Agreement, nor shall such right include any equity constituting up to 7.5% of the fully-diluted Common Stock if such Common Stock is issued to the management of the Company under a bonus or incentive plan. The original Preferred Stockholders and their successors and transferees shall continue to have these preemptive rights until the date of the closing of a firm commitment underwritten public offering pursuant to an effective registration statement covering the public offering of shares of Common Stock for the account of the Company with an aggregate offering price of $15,000,000 or more.

   D.  VOTING RIGHTS.

       1. NUMBER OF DIRECTORS. The Board of Directors shall consist of no less than three and no more than nine directors, such number to be fixed from time to time by a vote at a meeting or by written consent of the holders of stock entitled to vote on the election of directors, or by a resolution of the Board of Directors passed by a majority of the whole Board of Directors.

       2.  [Reserved]

       3. VOTING RIGHTS OF PREFERRED. Except as provided in SECTION D.3 AND D.4 of this paragraph FIFTH or as may be otherwise provided herein or by law, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, shall be entitled to notice of any meeting of stockholders in accordance with the Bylaws of the Company and shall be entitled to vote as a class together with holders of Common Stock with respect to any question upon which holders of Stock have the right to vote.

       4.  NUMBER OF VOTES.

           (a)  COMMON STOCK.  Each holder of shares of Class A Common
Stock shall be entitled to a number of votes equal to the number of shares of Class A Common Stock held by such holder multiplied by 98, and each holder of shares of Ordinary

Common Stock shall be entitled to a number of votes equal to the number of shares of Ordinary Common Stock held by such holder.

           (b) PREFERRED STOCK. Each holder of Preferred Stock shall be entitled to a number of votes equal to the number of Ordinary Common Shares into which all of the Preferred Shares held by such holder are convertible as of the date of determination.

           (c)  VOTING AS A CLASS.  The Class A Common Stock, the
Ordinary Common Stock and the Preferred Common Stock shall vote together, without distinction between classes, except as set forth herein or in the Securityholders Agreement.

   E.  GENERAL.

       1.  RESTRICTIONS.

           (a)  CREATION OF CERTAIN STOCK.  So long as any Preferred
Stock shall be outstanding, the Company shall not create any class or series of stock ranking, as to parity, payment or dividends, voting rights or liquidation preference, equal or prior to the Preferred Stock.

           (b) CERTAIN OTHER ACTIONS PROHIBITED. The holders of more than 50% of the Preferred Stock and Ordinary Common Stock (voting as a class), respectively, must approve any proposal to amend the Bylaws of the Company if such amendment would adversely affect the respective designations, rights or preferences, as applicable, of holders of Preferred Stock or Ordinary Common Stock. The holders of 100% of the Preferred Stock must approve any proposal to amend this Restated Certificate of Incorporation or the Bylaws of the Company if such amendment would result in a change in the liquidation value of the Preferred Stock. The Board of Directors must unanimously approve any resolution calling for the Company to, within the meaning of any Bankruptcy Law, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, or (iii) consent to the appointment of a custodian for all or substantially all of the property of the Company. So long as any Preferred Stock shall be outstanding, the Company shall not (i) file any directors' resolutions pursuant to the laws of the State of Delaware, if such action would adversely affect any of the powers, preferences or rights of the holders of Preferred Stock, or (ii) be a party to or enter into any agreement which would by its terms prohibit or in any way restrict the Company from declaring or paying dividends on, or redeeming, the Preferred Stock, or performing any other obligation to the holders of the Preferred Stock imposed on the Company by its Certificate of Incorporation.

       2. NONASSESSABLE STOCK. The Preferred Stock and Common Stock shall be nonassessable.

       3. CLOSING OF BOOKS. The Company will not close its books against the transfer of any Preferred Stock or Common Stock.

       4. REGISTRATION OF TRANSFER. The Company shall keep at its principal office (or such other place as the Company reasonably designates) a register for the registration of Preferred Stock and Common Stock. Upon the surrender of any certificate representing Preferred Stock or Common Stock at such place, the Company shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Preferred Stock or Common Stock, as the case may be, represented by the surrendered certificate (and the Company forthwith shall cancel such surrendered certificate), subject to the requirements of applicable securities laws. Each such new certificate shall be registered in such name and shall represent such number of shares of Preferred Stock or Common Stock, as the case may be, as shall be requested by the holder of the surrendered certificate and shall be substantially identical in form to the certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Company in connection with such issuance; PROVIDED that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of (i) the holder of the surrendered certificate or (ii) any institutional affiliate of such holder.

       5. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder, without bond, shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Preferred Stock or Common Stock and, in the case of loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the registered holder is an institution, its own agreement of indemnity shall be satisfactory), or, in the case of mutilation, upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock or Common Stock, as the case may be, represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

       6.  AMENDMENT AND WAIVER.

           (a) Without limiting SECTION E(1)(b), no amendment, modification or waiver of any provision hereof shall be binding or effective without the prior approval of the holders of at least 66-2/3% of the outstanding shares of each class of

Common Stock or Preferred Stock that is adversely affected by such amendment, modification or waiver.

           (b) No amendment, modification or waiver of any provision hereof shall extend to or affect any obligation not expressly amended, modified or waived or impair any right consequent thereon. No course of dealing, and no failure to exercise or delay in exercising any right, remedy, power or privilege hereunder, shall operate as a waiver, amendment or modification of any provision of this Restated Certificate of Incorporation.

       7. CORPORATE GOVERNANCE. Except as expressly permitted herein, and until the date of a closing of a firm commitment underwritten public offering pursuant to an effective registration statement covering the public offering of equity shares of the Company with an aggregate offering price of at least $15,000,000, so long as any Preferred Stock or Ordinary Common Stock shall remain outstanding, the Company shall not, without the approval of the holders of at least 66-2/3% of the shares of Ordinary Common Stock represented by (i) the outstanding Ordinary Common Shares and (ii) the Ordinary Common Shares into which the outstanding Preferred Shares are convertible, do, or permit any Subsidiary to do, any of the following:

           (a) directly or indirectly, declare or pay any dividends or make any distributions upon any of the outstanding capital stock of the Company or a Subsidiary;

           (b) except as provided in the Securityholders Agreement, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock (except capital stock held by employees of the Company), including any options, warrants or rights to acquire any of its securities, or any security exercisable or exchangeable for or convertible into any of its capital stock, directly or indirectly;

           (c) authorize, issue or enter into any agreement, including, without limitation, options, warrants or other rights, providing for the issuance or sale (contingent or otherwise) of any equity securities or any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, or containing provisions that set or provide a mandatory formula for determining, directly or indirectly, the participation in earnings and profits, or options, warrants or rights to acquire securities exchangeable or exercisable for any such securities) of the Company or any Subsidiary, other than (i) issuances of securities pursuant to employee benefit plans, management incentive plans or employment agreements with officers of the Company or any Subsidiary and (ii) issuances of securities in connection with the initial registration with the Securities and Exchange Commission of a public offering of securities of the Company

           (d) make any loans or advances to, or guarantee any indebtedness for the benefit of, any person, other than in the ordinary course of business; PROVIDED that, any loans or advances made by the Company or any Subsidiary to facilitate sales by the Company are deemed to be loans or advances made in the ordinary course of business for purposes of this
SECTION 7(d);

           (e)  merge or consolidate with or into any person;

           (f) sell, lease, transfer or otherwise dispose of in any transaction or series of related transactions, more than $10,000,000 of any of the Company's or any Subsidiary's properties or assets (other than sales of inventory in the ordinary course of business); purchase in any transaction or series of related transactions, any property, assets or securities (other than in the ordinary course of business) having a fair market value in excess of $10,000,000, or enter into any contract, agreement, understanding or transaction of any kind or nature whatsoever with respect to any of the foregoing;

           (g) liquidate or dissolve or effect a recapitalization or reorganization in any form of transaction;

           (h) supplement, modify, amend, rescind, alter or restate in any manner the Certificate of Incorporation of the Company or any Subsidiary as in effect on the date hereof or the By-Laws of the Company or any Subsidiary;

           (i) increase or decrease the number of individuals that constitute the Board of Directors;

           (j) create an employee benefit or bonus plan (including stock or phantom stock plans), or enter into any new employment or consulting contracts, except (i) contracts that are terminable at will without penalty to the Company or contracts that provide for aggregate payments not in excess of $500,000 per year and (ii) those certain Employment Agreements dated June 22, 1993, between the Company and each of Thomas Burzycki, Michael Vickrey and Vincent McBryde;

           (k) issue any shares of capital stock whether of the same series as, or of a different series from, the Common Stock or, in the case of any Subsidiary, its then existing capital stock;

           (l) change the compensation, benefits or other perquisites received by any of the Company's or any Subsidiary's employees outside the ordinary course of business;

           (m) form any subsidiaries, partnerships or joint ventures, or purchase or otherwise acquire any of the capital stock of, or any other ownership interest in, or any assets or obligations of, any person;

           (n) change the Company's independent certified public accountants to be any other independent certified public accountants other than the following:

                    Arthur Andersen
                    Coopers & Lybrand
                    Deloitte & Touche
                    Ernst & Young
                    KPMG Peat Marwick
                    Price Waterhouse;

           (o) engage in any business or investment activities other than those necessary for, incident to, connected with, or arising out its principal activities involving the musical instrument industry; or

           (p) make any payment to or investment in, or enter into any transaction with, or modify, amend or waive any agreement with, any of its Affiliates, including without limitation the purchase, sale or exchange of property or the rendering of any service, except on terms comparable to those generally available on an arm's-length basis in equivalent transactions with third parties, as evidenced by a resolution of the Board of Directors adopted in good faith to that effect.

       8. COPIES OF DOCUMENTS. The Company shall at all times maintain at its principal executive office copies of the Securities Purchase Agreement and the Securityholders Agreement and shall provide copies thereof to its stockholders upon request and without charge.

   SIXTH: A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date of the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No repeal or modification of this paragraph SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

   SEVENTH: To the fullest extent authorized by law, the Board of Directors, acting on behalf of the Company, shall indemnify or advance costs of defense, or commit the Company to indemnify or advance costs of defense in the future, to any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Company, or serves or served at the request of the Company as a director, officer, partner, trustee, agent or employee, or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This paragraph shall not be deemed exclusive of any other provision for indemnification of directors, officers, fiduciaries, employees or agents that may be included in any statute, bylaw, resolution of stockholders or directors, agreement or otherwise, either as to action in any official capacity or action in another capacity while holding office.


                                       SELMER INDUSTRIES, INC.




                                       By: /s/ Dana Messina
                                           ---------------------
                                           Dana Messina
                                           President


                                       By: /s/ Jeffrey Serota
                                           ---------------------
                                           Jeffrey Serota
                                           Assistant Secretary